Exhibit 4(1E)

FOURTH AMENDMENT TO MASTER UNDERWRITING AGREEMENT

This Fourth Amendment (this "Amendment") to the Master Underwriting Agreement dated as of December 31, 2013 (as previously amended, the "Agreement"), by and between the State of Israel (the "State") and Development Corporation for Israel (the "Underwriter"), is entered into as of December 31, 2023. Unless otherwise defined herein. capitalized terms used herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, pursuant to Section 15 of the Agreement. the State and the Underwriter agree to extend the termination date of the Agreement as set forth in this Amendment, subject to the provisions hereof;

NOW THEREFORE, in consideration of the premises contained herein, the parties hereby agree as follows:

1.    Amendments to the Agreement.

Section 13(a) of the Agreement shall be amended as. follows: The date "December 31, 2023" occurring in the first sentence shall be replaced with "December 31, 2028."

2.    Confirmation of the Agreement.

Except as herein expressly amended, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms. Each reference in the Agreement to "this Agreement" shall mean the Agreement as amended by this Amendment, and as hereinafter amended, restated or otherwise modified from time to time.

3.    Effectiveness.

This Amendment shall become effective immediately upon the execution and delivery to each of the parties hereto of this Amendment.

4.    Counterparts.

This Amendment may be executed simultaneously in two or more counterparts by the parties hereto, each of which shall be deemed an original. but all of which shall constitute one and the same instrument.

5.    Governing Law,

This Amendment will be governed by and construed in accordance with the laws of the State of New York, without regard to principals of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

STATE OF ISRAEL

By:	Gil Cohen
Gil Cohen
Senior Deputy Accountant General

By:	Saar Elimelech
Saar Elimelech
Head of Global Debt Capital Markets and FX Transactions

DEVELOPMENT CORPORATION FOR ISRAEL

By:	Jordan Horvath
Jordan Horvath
Vice President - Legal